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                 AMENDMENT TO INVESTMENT SUB-ADVISORY AGREEMENT

         Amendment dated as of September 17, 2002 to the Investment Sub-Advisory Agreement dated March 12, 2002, between SEI Investments Management Corporation (the "Adviser") and Montag & Caldwell, Inc. (the "Sub-Adviser") with respect to the SEI Institutional Investments Trust's Large Cap and Large Cap Growth Funds (each a "Fund," and collectively the "Funds").

                                   WITNESSETH:

         WHEREAS, Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement (the "Agreement") dated March 12, 2002, pursuant to which the Sub-Adviser renders investment sub-advisory services to each Fund;

         WHEREAS, Section 1(h) of the Agreement provides that (i) the Sub-Adviser shall review all proxy solicitation materials and be responsible for voting and handling all proxies in relation to the securities held as Assets in a Fund; and (ii) the Adviser shall instruct the custodian and other parties providing services to the Funds to promptly forward misdirected proxies to the Sub-Adviser; and

         WHEREAS, the Adviser and the Sub-Adviser desire to amend Section 1(h) of the Agreement for the purpose of revising the duties and responsibilities of the Adviser and Sub-Adviser with regard to reviewing proxy solicitation materials and being responsible for voting and handling proxies in relation to the securities held as Assets in a Fund.

         NOW, THEREFORE, the Adviser and Sub-Adviser hereby amend and restate
Section 1(h) of the Agreement as follows:

         (h) Except as may be agreed upon in writing, the Sub-Adviser shall not be responsible for reviewing proxy solicitation materials or voting and handling proxies in relation to the securities held as Assets in a Fund. The Sub-Adviser shall instruct the custodian and other parties providing services to the Funds to promptly forward misdirected proxies to the Adviser.

         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

SEI INVESTMENTS MANAGEMENT CORPORATION     MONTAG & CALDWELL, INC.

By:         /s/  Timothy D. Barto          By:      /s/  William A. Vogel
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Name:       Timothy D. Barto               Name:    William A. Vogel
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Title:      Vice President                 Title:   EVP
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